Exhibit 99.1

The Board of Directors

Pandora Media, Inc.

2100 Franklin Street, Suite 700

Oakland, CA 94612

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated September 23, 2018, to the Board of Directors of Pandora Media, Inc. (“Pandora”) as Annex B to, and reference to such opinion letter under the headings “Summary—Opinions of Pandora’s Financial Advisors—Opinion of Centerview Partners LLC”, “The Transactions—Background of the Transactions”, “The Transactions—Pandora’s Purpose and Reasons for the Transactions; Recommendations of the Pandora Board of Directors” and “The Transactions—Opinions of Pandora’s Financial Advisors—Opinion of Centerview Partners LLC” in, the proxy statement/prospectus relating to the proposed transactions involving Pandora and Sirius XM Holdings Inc. (“Sirius XM”), which proxy statement/prospectus forms a part of Amendment No. 1 to the registration statement on Form S-4 of Sirius XM (the “Registration Statement”). In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

November 30, 2018